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                                                                      EXHIBIT 11

                          SPECIALTY PAPERBOARD, INC.

                        STATEMENT REGARDING COMPUTATION
                           OF NET EARNINGS PER SHARE
                                  (Unaudited)


Exhibit 11 - Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the three month period ended March 31, 1997 and 1996.

                                     Mar. 31, 1997           Mar. 31, 1996
                                     -------------           -------------
Weighted average number of
shares issued and outstanding          6,255,593               6,128,751